Registration No. 333-264388

Filed Pursuant to Rule 433

Dated May 23, 2024

NEW ISSUE: Bank of Montreal’s Autocallable Barrier Notes with Memory Coupons Linked to the Least Performing of Two Reference Assets These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Issuer: Bank of Montreal Minimum Investment: $1,000 (and $1,000 increments thereafter) DATES Offering Period Closes: May 30, 2024 (at 2 pm NY Time.) Pricing Date: On or about May 30, 2024 Settlement Date: On or about June 04, 2024 Valuation Date: On or about June 01, 2027 Maturity Date: On or about June 04, 2027 Term: Approximately 3 Years Issue: PSARC - 489 REFERENCE ASSETS The shares of VanEck ® Junior Gold Miners (Bloomberg symbol: GDXJ) The shares of VanEck ® Gold Miners ETF (Bloomberg symbol: GDX) TERMS Contingent Interest Rate: 10.00% of the principal per annum (at least 2.50% per quarter), if payable, unless earlier redeemed. Call Level: With respect to each Reference Asset, 100% of its Initial Level Trigger Level: With respect to each Reference Asset, 64.50% of its Initial Level Coupon Barrier Level: With respect to each Reference Asset, 64.50% of its Initial Level CUSIP 06369NWZ0 Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 264388 | May 23, 2024 TERMS CONTINUED Contingent Coupons: If the closing level of each Reference Asset on an Observation Date is greater than or equal to its Coupon Barrier Level, on the corresponding Contingent Coupon Payment Date you will receive ( i ) a Contingent Coupon (calculated at the Contingent Interest Rate) in respect of that Observation Date and (ii) any previously unpaid Contingent Coupons in respect of any prior Observation Dates pursuant to the Memory Coupon Feature. Please see page 2 hereof for the Contingent Coupon Payment Dates and Observation Dates. Memory Coupon Feature: If a Contingent Coupon is not paid on a Coupon Payment Date (other than the Maturity Date) because the closing level of a Reference Asset is less than its Coupon Barrier Level on the related Observation Date, such Contingent Coupon will be paid on a later Contingent Coupon Payment Date if the closing level of each Reference Asset is greater than or equal to its Coupon Barrier Level on the relevant Observation Date. Automatic Redemption: Beginning on November 29, 2024, if, on any Observation Date, the closing level of each Reference Asset is greater than its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the Notes. Call Settlement Date: If the notes are automatically redeemed, the Contingent Coupon Payment Date immediately following the relevant Observation Date. Trigger Event: A Trigger Event will be deemed to occur if the Final Level of any Reference Asset is less than its Trigger Level on the Valuation Date. Payment Upon Automatic Redemption : If the notes are automatically redeemed, then, on the Call Settlement Date, for each $1,000 principal amount, investors will receive $1,000 plus any Contingent Coupon otherwise due. INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential to earn periodic income, subject to an automatic redemption, while offering limited downside protection against a slight to moderate decline in the Reference Assets over the term of the notes. As such, the notes may be suitable for investors with a moderately bullish view of the Reference Assets over the term of the notes. The performance of the notes may not be consistent with the investment objective. This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated May 23, 2024, the Product Supplement dated July 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated May 26, 2022. CITIGROUP GLOBAL MARKETS INC.

2 Observation Dates : Three trading days prior to each scheduled Contingent Coupon Payment Date. Contingent Coupon Payment Dates: Interest, if payable, will be paid on the 4th day of each September, December, March, and June (or, if such day is not a business day, the next following business day), beginning on September 04, 2024 and ending on the Maturity Date, subject to the automatic redemption feature. Payment at Maturity (if held to the Maturity Date): If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Assets. You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred. If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a number of shares equal to the Physical Delivery Amount (or, at our election the Cash Delivery Amount). Fractional shares will be paid in cash. The Physical Delivery Amount will be less than the principal amount of your notes, and may be zero. You will also receive any Contingent Coupons (including any Contingent Coupons due pursuant to the Memory Coupon Feature) otherwise due. Least Performing Reference Asset: The Reference Asset that has the lowest Percentage Change. Percentage Change: The Percentage Change of each Reference Asset, expressed as a percentage, is calculated using the following formula: (Final Level – Initial Level) / Initial Level Initial Level: With respect to each Reference Asset, the closing level of such Reference Asset on the Pricing Date. Final Level: With respect to each Reference Asset, the closing level of such Reference Asset on the Valuation Date. Physical Delivery Amount: The number of shares of the Least Performing Reference Asset equal to $1,000 divided by its Initial Level. Any fractional shares will be paid in cash. Cash Delivery Amount: The amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Level of the Least Performing Reference Asset. Principal at Risk: Investors in these notes could lose all or a substantial portion of their investment at maturity if there has been a decline in the market value of any Reference Asset and the Final Level of any Reference Asset is less than its Trigger Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Secondary Market: The notes will not be listed on any securities exchange. Although not obligated to do so, Citigroup Global Markets Inc. (“Citigroup”) (or one or more of our or their affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested.

3 Selected Risk Considerations: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to the entire principal amount of your notes, and your potential return on the notes is limited to any Contingent Coupon payments, if any. If the notes are not automatically redeemed and if a Trigger Event has occurred with respect to any Reference Asset, and if the Final Level of any Reference Asset is less than its Initial Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level. • You may not receive any Contingent Coupons with respect to your notes. • Your notes are subject to automatic early redemption. If the notes are so redeemed, you will not receive any additional Contingent Coupons, and you may not be able to invest the proceeds in a security with a similar return. • Your return on the notes is limited to the Contingent Coupons, if any, regardless of any increase in the level of any Reference Asset. • Whether you receive any Contingent Coupons and your payment at maturity may be determined solely by reference to the least performing Reference Asset, even if any other Reference Assets perform better. • The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. • Any decline in the closing level of the Reference Asset from the Valuation Date to the Maturity Date will reduce the value of the Physical Delivery Amount. • A higher Contingent Interest Rate or lower Trigger Levels or Coupon Barrier Levels may reflect greater expected volatility of the Reference Assets, and greater expected volatility generally indicates an increased risk of loss at maturity. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • You will not have any shareholder rights and will have no right to receive any shares of any Reference Asset (or any company included in any Reference Asset) at maturity. • We have no affiliation with the index sponsor of the applicable Underlying Index, and will not be responsible for their actions. • We and our affiliates do not have any affiliation with any applicable investment advisor or any issuer of a Reference Asset (“Reference Asset Issuer”) and are not responsible for their public disclosure of information. • Changes that affect a Reference Asset will affect the market value of the notes, whether the notes will be automatically called, and the amount you will receive at maturity. Adjustments to a Reference Asset could adversely affect the notes. The sponsor of each Reference Asset may make adjustments, discontinue or suspend calculations or publication of that Reference Asset, or discontinue of suspend maintenance of that Reference Asset at any time. • We and our affiliates do not have any affiliation with any applicable investment advisor or the any Reference Asset Issuer and are not responsible for their public disclosure of information. • We and our affiliates do not have any affiliation with any applicable investment advisor or the any Reference Asset Issuer and are not responsible for their public disclosure of information. • You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. • The notes will not be listed on any securities exchange. We, Citigroup or any of our or their affiliates may offer to purchase the notes in the secondary market, but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. • An investment in the notes is subject to foreign currency exchange rate risk. • An investment in the notes is subject to risks associated with foreign security markets. • An investment in the notes is subject to risks associated with emerging markets. • An investment in the notes is subject to risks associated with concentration in the gold and silver mining industries. The Reference Assets invests in shares of gold and silver mining companies but not in gold or silver bullion. • An investment in the notes is subject to risks associated with investing in stocks with small - and mid - capitalization companies and early stage mining companies that are in the exploration stage that might not ultimately produce gold or silver.

4 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following examples illustrate the hypothetical payments on a note at maturity, assuming that the notes are not automatically called. The hypothetical payments are based on a $1,000 investment in the notes, a hypothetical Initial Level o f $100.00 for each Reference Asset, a hypothetical Trigger Level of $64.50 for each Reference Asset (64.50% of its hypothetical Initial Level), a hypothetical Call Level of $100.00 for each Reference Asset (100% of its hypothetical Initial Level), the Contingent Interest Rate of at least 2.50 % per quarter , a range of hypothetical Final Levels of the Least Performing Reference Asset and the effect on the payment at maturity if (i) a Trigger Event occurs with respect to any Reference Asset or (ii) if a Trigger Event does not occur with respect to any Reference Asset. The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual amount of cash or shares that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus any Contingent Coupons otherwise due. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes. Hypothetical Final Level of the Least Performing Reference Asset Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level Payment at Maturity (Excluding Coupons)* $200.00 200.00% $1,000.00 $180.00 180.00% $1,000.00 $160.00 160.00% $1,000.00 $140.00 140.00% $1,000.00 $120.00 120.00% $1,000.00 $100.00 100.00% $1,000.00 $90.00 90.00% $1,000.00 $80.00 80.00% $1,000.00 $70.00 70.00% $1,000.00 $64.50 64.50% $1,000.00 $64.49 64.49% $644.90 $60.00 60.00% $600.00 $40.00 40.00% $400.00 $20.00 20.00% $200.00 $0.00 0.00% $0.00

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated May 23, 2024 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated May 23, 2024: https://www.sec.gov/Archives/edgar/data/927971/000121465924009829/d523247fwp.htm • Product Supplement dated July 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922009102/r712220424b2.htm • Prospectus Supplement and Prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 5